Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY PROVIDES UPDATE ON BORROWING BASE
REDETERMINATION, INCREASES THIRD QUARTER 2009 PRODUCTION GUIDANCE,
UPDATES OPERATING ACTIVITIES AND HEDGING PROGRAM
LAFAYETTE, LA — October 1, 2009 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company’s bank group has completed its semi-annual re-determination of its borrowing base under its credit facility. As a result, the Company’s borrowing base has been revised to $100 million. The Company currently has $100 million of borrowings outstanding on its revolving credit facility and is in compliance with the financial covenants under the credit facility.
Production Guidance Update
The Company is increasing its third quarter 2009 production guidance to approximately 85 — 87 MMcfe per day from its previously issued guidance of 80 — 85 MMcfe per day.
Operations Update
The Company has contracted a rig for its Woodford operated drilling program and expects to drill two Woodford wells during the fourth quarter of 2009. In addition, the Company has two operated Woodford wells that are waiting to be completed. The timing of completing the four Woodford wells will be dependent on prevailing commodity prices.
In the Gulf Coast Basin, the Company is currently drilling its Whistling Straits prospect at its Turtle Bayou field. The 18,500 foot well is expected to reach total depth during the fourth quarter of 2009.
Hedging Update
The Company initiated the following commodity hedging transaction during August 2009:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
Jan — Dec 2010	Costless Collar	10,000 Mmbtu	$5.50 – $6.01
After executing the above transaction, the Company has approximately 7.3 Bcfe of volumes hedged for 2010 with an average floor of $5.75 per Mcf.
Management’s Comment
“Approximately one year ago, we anticipated a precipitous drop in commodity prices and decided to shift our attention from a growth mode to building liquidity and strengthening our balance sheet,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Today, with our significant working capital surplus, including approximately $80 million in cash, we have substantially improved the financial position of the Company. We are now in position to re-initiate drilling activities and take advantage of a low service cost environment that will capture the anticipated higher commodity prices in 2010.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since June 30, 2008, the uncertain economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs or reductions in the borrowing base under our bank credit facility, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.